Exhibit 10.3†

Smurfit Westrock plc Beech Hill, Clonskeagh, Dublin 4, D04 N2R2, Ireland. Tel: +353 (0)1 202 7000, Fax: +353 (0)1 269 4481 smurfitwestrock.com

SMURFIT WESTROCK PLC
2024 LONG-TERM INCENTIVE PLAN
RSU AWARD AGREEMENT

This RSU Award Agreement (this “Award Agreement”) evidences the grant of an RSU Award by Smurfit Westrock plc (the “Company”) under the Smurfit Westrock plc 2024 Long-Term Incentive Plan, as in effect from time to time (the “Plan”). Capitalized terms not defined in this Award Agreement have the meanings given to them in the Plan.

Participant:	#ParticipantName#
Grant Date:	#GrantDate#
Acceptance of RSU Award:	Please affirmatively acknowledge and accept this Award Agreement by following the instructions in your account with Fidelity.
Number of Ordinary Shares subject to RSU Award:	#QuantityGranted#, plus additional Ordinary Shares credited as the result of dividend payments, as described below.
Vesting Conditions:	[VESTING SCHEDULE]
Voting and Dividends:
Participant will not be entitled to vote the Ordinary Shares underlying the RSU Award until after the applicable portion of the RSU Award vests and the Ordinary Shares underlying such applicable portion of the RSU Award have been delivered to Participant.

With respect to each cash dividend on the Ordinary Shares for which the record date occurs during the Vesting Period, the number of Ordinary Shares underlying any unvested portion of the RSU Award shall be increased by a number of Ordinary Shares equal to the quotient (rounded down to the nearest whole number of Ordinary Shares) of (i) the per share cash dividend amount multiplied by the number of Ordinary Shares subject to the RSU Award on the dividend record date, divided by (ii) the closing price of the Ordinary Shares on the New York Stock Exchange on the dividend payment date.

P AP E R | P ACKAG I NG | S O L U T I O NS
Smurfit Westrock plc

Termination of Service; Garden Leave:	The RSU Award shall be treated as set forth below upon Participant’s termination of service: Retirement; Disability; Death; Involuntary Termination. If Participant’s service is terminated before a Vesting Date by reason of (i) Participant’s Retirement (as defined below), on or after the first anniversary of the Grant Date, (ii) Participant’s Disability, (iii) Participant’s death, or (iv) by reason of Participant’s involuntary termination due to reduction in force, site closures, redundancy or similar events on or after the first anniversary of the Grant Date (with respect to this subclause (iv), in each case, (a) subject to all applicable laws, (b) as determined by the Committee and, (c) for clarity, not due to Participant’s poor performance or for Cause) and such termination is not a CIC Qualifying Termination (as defined below), then a portion of the RSU Award, equal to the product, rounded down to the nearest whole number of Ordinary Shares, of (x) the total number of Ordinary Shares subject to the RSU Award that are scheduled to vest on the Vesting Date immediately following the date of Participant’s termination of service (if any) multiplied by (y) the quotient obtained by dividing the number of days elapsed between the immediately preceding Vesting Date (or, if a termination of service by reason of Participant’s Disability or death occurs prior to the first Vesting Date, the number of days elapsed between the Grant Date) and the date of such termination of service by three hundred sixty-five (365) (which corresponds to the total number of days in each annual installment of the Vesting Period), and the date of Participant’s termination shall be the “Vesting Date” for purposes of such portion of the RSU Award. Any portion of the RSU Award that does not become vested in accordance with the foregoing and remains unvested as of the Participant’s termination of service will be forfeited in its entirety. For purposes of the foregoing, “Retirement” means Participant’s termination of service (A) on or after Participant has reached (1) age sixty-five (65) with at least one full year of service or (2) age fifty-eight (58) with the sum of Participant’s age and full years of service added together equaling sixty-five (65) or more, in each case with years of service to include service with the Company or any Subsidiary (including service with any entity acquired by the Company) as of the date of Participant’s termination of service, as determined in the sole discretion of the Committee, and (B) on no fewer than six (6) months’ prior written notice, in all cases provided that Participant is in good standing at the time of such termination as determined by the Committee or its authorized designee in its sole discretion. CIC Qualifying Termination. If the RSU Award is replaced with a Replacement Award upon the occurrence of a Change in Control in accordance with Section 14 of the Plan and, within twenty-four (24) months following the Change in Control, Participant’s service is terminated by the Company without Cause or by the Participant for Good Reason before a Vesting Date (such termination, a “CIC Qualifying Termination”), then the Replacement Award shall immediately vest in full with respect to all unvested shares or other securities subject to the Replacement Award, and the date of Participant’s termination shall be the “Vesting Date” for purposes of the unvested portion of the Replacement Award.
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Other Terminations. Except as set forth above, if Participant’s service terminates during the Vesting Period, any portion of the RSU Award that remains unvested as of the Participant’s termination of service will be forfeited in its entirety.

Cessation of Vesting During Garden Leave. Except to the extent prohibited by applicable law or where otherwise determined by the Committee, Participant’s right to vest in the unvested portion of the RSU Award, if any, will terminate effective as of the date that Participant is no longer expected to provide further services to the Company and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement or offer letter, if any). The Committee shall have absolute discretion to determine when Participant is no longer expected to provide further services for such purposes (including whether Participant may still be considered to be providing services for vesting purposes while on a leave of absence). Except as otherwise determined by the Committee, all references to “termination of service” or similar terms in this Award Agreement shall be construed in accordance with the foregoing (i.e., termination of service shall mean the date on which the Participant is no longer expected to provide further services to the Company, as determined by the Committee). Notwithstanding anything herein to the contrary, solely for purposes of any RSU Award or portion thereof that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code, to the extent such RSU Award or portion thereof is payable by reason of Participant’s termination of service, a termination of service will not be deemed to occur unless such termination of service constitutes a “separation from service” (within the meaning of Section 409A of the Code).

Delivery of Ordinary Shares:
The RSU Award represents an unfunded, unsecured contractual right to receive Ordinary Shares, subject to the terms and conditions of this Award Agreement and the Plan. Ordinary Shares subject to the RSU Award will not be issued and outstanding until delivered to Participant in accordance with the terms of this Award Agreement and the Plan.

If the RSU Award becomes vested as described above, Ordinary Shares subject to the RSU Award will be delivered as soon as practicable following the applicable Vesting Date, and in any event no later than two and one-half months following the applicable Vesting Date.

The number of Ordinary Shares delivered to Participant will be reduced by any Ordinary Shares retained by the Company to satisfy applicable tax withholding obligations.

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Certain Defined Terms:	As used herein, the terms “Cause,” “Disability,” and “Good Reason” shall have the meanings given to such terms in the Company’s Executive Severance Plan, as in effect from time to time (without regard to whether Participant is otherwise eligible for or subject to the Company’s Executive Severance Plan).
Effect on Other Benefits:	Income recognized by Participant as a result of the vesting or settlement of the RSU Award will not be included in the formula for calculating benefits under the Company’s or its Affiliates’ employee benefit plans, policies or programs which take compensation into account in computing benefits.
Electronic Delivery:	The Company may, in its discretion, deliver any documents it deems necessary, advisable or appropriate in connection herewith, including with respect to Participant’s participation in the Plan, or future awards that may be granted under the Plan (or any successor incentive stock plan) by electronic means and/or request Participant’s consent to participate in the Plan (or any successor incentive stock plan) by electronic means. Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan (or any successor incentive stock plan) through an online or electronic system established and maintained by the Company or another third party designated by the Company.
Country-Specific Terms:	Country-specific terms that apply to individuals in those countries may be set forth in an addendum to this Award Agreement.
Other Terms:	All other terms are as set forth in the Plan, which is incorporated herein by reference. In the event that a provision of the Award Agreement conflicts with the Plan, the terms of the Plan will control. By accepting this Award Agreement, Participant agrees to be subject to the terms and conditions of the Plan.

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SMURFIT WESTROCK Plc
2024 LONG-TERM INCENTIVE PLAN
AWARD AGREEMENT

ADDENDUM FOR EMPLOYEES

This Addendum includes additional terms and conditions that govern an Award under the Smurfit Westrock Plc (the “Company”) 2024 Long-Term Incentive Plan (the “Plan”) and is intended to provide participants in the Plan with information that is supplemental to the rules of the Plan and the applicable Award Agreement. Part I of this Addendum includes special terms and conditions that applies to all Eligible Employees who participate in the Plan. Part II contains special terms and conditions that apply to participants who are employed or resident in the particular jurisdiction listed. Capitalized terms used in this Addendum shall have the meaning attributed to such terms in the rules of the Plan unless defined otherwise below. In the event of any discrepancy between this Addendum and the Plan, the rules of the relevant Plan will prevail.

If you have more than one Award, in this Addendum, the term “Award” shall be construed to include all of your Awards under the Plan, but each is a separate Award.

In addition to special terms and conditions, Part II of this Addendum also may include information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of April 2025. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time your Award is settled or you sell Ordinary Shares acquired under the Plan.

In addition, the information is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country apply to your specific situation.

If you are a citizen or resident of a country other than the country in which you are currently working or residing, transferred employment or residency after the Award was granted, or are considered a resident of another country for local law purposes, the information contained in Part II of this Addendum may not be applicable to you.

PART I - TERMS AND CONDITIONS APPLICABLE TO ALL COUNTRIES

The following terms and conditions apply if you reside in any one of the countries listed in this Addendum:

1.Nature of Grant. In accepting the grant, you acknowledge and agree that:
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(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;
(b)the Plan is operated and the Award is granted solely by the Company and only the Company is a party to the Award Agreement; accordingly, any rights you may have under the Award Agreement may be raised only against the Company but not any of its Subsidiaries or Affiliates (including, but not limited to, the Employer);
(c)no Affiliate of the Company (including, but not limited to, the Employer) has any obligation to make any payment of any kind to you under the Award Agreement;
(d)the grant of the Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of Awards, even if Awards have been granted in the past;
(e)all decisions with respect to future Award grants, if any, will be at the sole discretion of the Company;
(f)you are voluntarily participating in the Plan;
(g)the Award and the underlying Ordinary Shares, and the income and value of same, are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer and which is outside the scope of your employment contract, if any;
(h)the Award and the underlying Ordinary Shares, and the income and value of same, are not intended to replace any pension rights or compensation;
(i)the Award and the underlying Ordinary Shares, and the income and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, dismissal, redundancy, end of service payments, bonuses, holiday pay, leave pay, long-service awards, pension or retirement or welfare benefits or similar mandatory payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Subsidiary or Affiliate;
(j)the Award and your participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any Subsidiary or Affiliate;
(k)the future value of the underlying Ordinary Shares is unknown and cannot be predicted with certainty;
(l)no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from the termination of your employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any) or from the application of any clawback or recoupment policy adopted by the Company or imposed by applicable law;
(m)unless otherwise agreed with the Company in writing, the Award, the underlying Ordinary Shares, and the income and value of same, are not granted as consideration for, or in connection with, any service you may provide as a director of a Subsidiary or Affiliate;
(n)in the event of termination of your employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), your right to vest in the Award under the Plan, if any, will terminate effective
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as of the date that you are no longer actively providing services and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); the Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your Award grant (including whether you may still be considered to be providing services while on a leave of absence);
(o)neither the Company, the Employer nor any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Award or of any amounts due to you pursuant to the settlement of the Award or the subsequent sale of any Ordinary Shares acquired upon settlement; and
(p)unless otherwise provided in the Award Agreement or by the Company in its discretion, the Award and the benefits under the Plan, if any, will not automatically transfer to, or be assumed by, another company nor will the Award and the benefits under the Plan be exchanged, or substituted for, in the case of a merger, take-over or transfer of liability.

2.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying Ordinary Shares. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

3.Tax Withholding Regardless of any action the Company or a Subsidiary or Affiliate which is your employer (the “Employer”) takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance contributions, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan (“Tax-Related Items”), you acknowledge and agree that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer, and that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant of the Award, the vesting of the Award, the subsequent sale of any Ordinary Shares acquired upon vesting of the Award and the receipt of any dividends, and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, you shall pay or make adequate arrangements satisfactory to the Company or the Employer, to satisfy all Tax-Related Items. In this regard, prior to the delivery of Ordinary Shares issued in settlement of the Award, if your country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, the Company may withhold a sufficient whole number of Ordinary Shares otherwise issuable in settlement of the Award that has an aggregate Fair Market Value sufficient
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to pay the minimum Tax-Related Items required to be withheld with respect to the Ordinary Shares, or to the extent it would not result in adverse accounting treatment, the Company may, in its sole discretion, withhold Ordinary Shares based on a rate of up to the maximum applicable withholding rate. The cash equivalent of the Ordinary Shares withheld will be used to settle the obligation to withhold the Tax-Related Items. By accepting the Award, you expressly consent to the withholding of Ordinary Shares as provided for hereunder.

Alternatively, you hereby authorize the Company (on your behalf and at your direction pursuant to this authorization) to immediately sell a sufficient whole number of Ordinary Shares acquired upon vesting resulting in sale proceeds sufficient to pay the Tax-Related Items required to be withheld. You agree to sign any agreements, forms and/or consents that reasonably may be requested by the Company (or the Company’s designated brokerage firm) to effectuate the sale of the Ordinary Shares (including, without limitation, as to the transfer of the sale proceeds to the Company to satisfy the Tax-Related Items required to be withheld). Further, the Company or the Employer may, in its discretion, withhold any amount necessary to pay the Tax-Related Items from your salary or any other amounts payable to you, with no withholding of Ordinary Shares or sale of Ordinary Shares, or may require you to submit a cash payment equivalent to the Tax-Related Items required to be withheld with respect to the vested Award.

If the Company applies the maximum applicable withholding rate for any of the withholding methods previously described, you may receive a refund of any over-withheld amount in cash and will have no entitlement to the share equivalent. You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Ordinary Shares or the proceeds of the sale of Ordinary Shares, if you fail to comply with your obligations in connection with the Tax-Related Items.

All other Tax-Related Items related to the Award and any Ordinary Shares delivered in payment thereof are your sole responsibility. In no event, shall whole shares be withheld by or delivered to the Company in satisfaction of any Tax-Related Items in excess of the maximum statutory tax withholding required by law. If the obligation for Tax-Related Items is satisfied by withholding in Ordinary Shares, for tax purposes, you are deemed to have been issued the full number of Ordinary Shares subject to the vested Award, notwithstanding that a number of the Ordinary Shares are held back solely for the purpose of paying the Tax-Related Items. You agree to indemnify the Company and its Subsidiaries against any and all liabilities, damages, costs and expenses that the Company and its Subsidiaries may hereafter incur, suffer or be required to pay with respect to the payment or withholding of any Tax-Related Items.

The Award is intended to be exempt from the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). The Plan and this Award Agreement shall be administered and interpreted in a manner consistent with this intent. If the Company determines that the Award Agreement is subject to Code Section 409A and that it has failed to comply with the requirements of that Section, the Company may, in its sole discretion, and without your consent, amend this Award Agreement to cause it to comply with Code Section 409A or be exempt from Code Section 409A.

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4.Data Privacy. The Company is located at Beech Hill, Clonskeagh, Dublin 4, Ireland and grants employees of the Company, Subsidiaries and Affiliates the opportunity to participate in the Plan, at the Company's sole discretion. If you would like to participate in the Plan, you understand that the Company will process your Personal Data in accordance with the Smurfit Westrock Global Privacy Policy, which can be found on your Fidelity account under Plan & Grant Documents, and the applicable employee privacy notice.

5.Language. You acknowledge that you are proficient in the English language, or have consulted with an advisor who is proficient in the English language, so as to enable you to understand the provisions of this Award Agreement and the Plan. If you have received the Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

6.Foreign Asset/Account, Exchange Control and Tax Reporting. You may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Ordinary Shares or cash (including dividends, dividend equivalents and the proceeds arising from the sale of Ordinary Shares) derived from your participation in the Plan, to and/or from a brokerage/bank account or legal entity located outside your country. The applicable laws of your country may require that you report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. You acknowledge that you are responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult your personal legal advisor on this matter. Neither Smurfit Westrock Plc nor any of its Affiliates will be liable for any resulting fines or penalties for non-compliance.

7.Insider Trading/Market Abuse Laws. You acknowledge that your or your broker’s country of residence or the country where Ordinary Shares are listed may have insider trading restrictions and/or market abuse laws which may affect your ability to accept, acquire, sell or otherwise dispose of Ordinary Shares or rights to Ordinary Shares (i.e., Award) or rights linked to the value of Ordinary Shares (e.g., phantom awards, futures) under the Plan during such times that you are considered to have “inside information” (as defined in the laws in the applicable country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you place before you possessed inside information. Furthermore, you may be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Third parties include fellow employees. These laws may be the same or different from any Company insider trading policy. You acknowledge that it is your responsibility to comply with such regulations, and that you should speak to your personal advisor on this matter.

8.Electronic Delivery of Documents. The Company may, in its sole discretion, deliver any documents related to the Award and participation in the Plan, or future grants of Award that may be granted under the Plan, by electronic means unless otherwise prohibited by local law. You hereby consent to receive such documents by electronic delivery and agree to
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participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party-designated by the Company.

9.Repayment/Forfeiture. Any benefits you may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder, (ii) similar rules under the laws of any other jurisdiction and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to you.

10.Severability and Judicial Modification. If any provision of the Award Agreement, including this Addendum, is held to be invalid or unenforceable under the applicable laws of any country, state, province, territory or other political subdivision or the Company elects not to enforce such restriction, the remaining provisions shall remain in full force and effect and the invalid or unenforceable provision shall be modified only to the extent necessary to render that provision valid and enforceable to the fullest extent permitted by law. If the invalid or unenforceable provision cannot be, or is not, modified, that provision shall be severed from the Award Agreement and/or Addendum and all other provisions shall remain valid and enforceable.

PART II - COUNTRY-SPECIFIC TERMS AND CONDITIONS

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